Exhibit 14.1

Embassy Bancorp, Inc.
Code of Conduct/Ethics (3-10)

Introduction

Directors and officers of Embassy Bancorp, Inc and its subsidiaries (the “Company”) and other persons having the power to direct the management of the Company stand in a fiduciary relationship to the Company, to its account holders and to its shareholders.  As a result of this fiduciary relationship, Company officers, Directors and other “affiliated persons” have a fundamental duty to avoid placing themselves in positions which create, or which could lead to, conflicts of interest or even the appearance of such conflicts.  Consequently, the Company has adopted a specific Code of Conduct Policy.  This policy is both general and specific in that it takes into consideration the conflict of interest and corporate opportunity regulations and policies that govern all banks and bank holding companies, and addresses specifically the Company’s business operations and personnel.

This Code of Conduct Policy identifies areas in which conflicts of interest and usurpations of corporate opportunity could arise; describes policies and actions the Company will institute to avoid abuses in those areas; and establishes procedures for dealing with violations of the Company’s policies.  This policy further describes specific business activities that the Company’s Directors are engaged in, and that the Company also is permitted by law to entertain, and sets forth a specific policy for dealing with the conflicts of interest and corporate opportunity problems in these areas.  All persons who are affected by this policy will receive copies of the policy and will be required to become familiar with it.  Further, all persons will be informed that their continued association with the Company depends upon their full compliance with the Company’s policies.

I.	IDENTIFICATION OF AREAS OF CONFLICT OF INTEREST CONCERN

A.           Conflicts of Interest and Usurpations of Corporate Opportunity

The Board of Directors acknowledges that it constitutes a breach of fiduciary duty for any officer or Director to take advantage of a business opportunity for his/her own or another related person’s personal profit or benefit when the opportunity is one that is within the corporate powers of the Company (or a service corporation) and when the opportunity is of present or potential practical advantage to the Company.

B.           Conflicts of Interest Transactions Prohibited Under Federal Law or Regulation

1.      The Company or any subsidiary may not, directly or indirectly, purchase or lease from, jointly own with, or sell or lease to, an affiliated person of the Company any interest in real or personal property unless the transaction is determined by the Board of Directors to be fair to, and in the best interests of, the Company.  Approval requirements are noted in the section entitled “Specific Policies To Avoid Usurpations of Opportunity and Conflicts of Interest” (hereinafter “Specific Policies”) contained in Section II.B., below.

2.      The Company may make loans to Directors of the Company, corporations in which a Director together with one or more other Directors has a controlling interest, partnerships in which a Director is a general or limited partner, and persons owning over five percent of the depository or its holding company, at rates, terms and conditions that are comparable to those that are available to the general public.

3.      The Company may not invest, either directly or indirectly, in the stock, bonds, notes or any other securities of any affiliated person.

4.      The Company may not, either directly or indirectly, purchase securities under a repurchase agreement from any affiliated person of the Company.

5.      The Company or a subsidiary may not, either directly or indirectly, make any loan to, or purchase (other than through a secondary market, such as the Federal Home Loan Mortgage Corporation) any loan made to, any third party on the security of real property purchased from any affiliated person of the Company, unless the property was a single-family dwelling owned and occupied by the affiliated person as his principal residence.

6.      The Company or a subsidiary may not, either directly or indirectly, make a loan to, or purchase a loan made to, any third party secured by real property with respect to which any affiliated person of the Company holds a security interest.

7.      The Company or a subsidiary may not, either directly or indirectly, accept the stock of the Company held by any affiliated person of the Company as security for a loan to any third party made or purchased by the Company or a subsidiary.

8.      The Company or a subsidiary may not, either directly or indirectly, maintain a compensating balance with respect to a loan made by any third party to any affiliated party of the Company.

9.      The Company or a subsidiary may not, either directly or indirectly, enter into any guarantee arrangement or make any takeout commitment with respect to a loan made by a third party to any affiliated party of the Company.

10.      No affiliated person of the Company may receive, directly or indirectly, from the Company, from a subsidiary of the Company or from any other source, any fee or other compensation of any kind in connection with the procurement of a loan from the Company or any subsidiary of the Company.

11.      No person, including an affiliated person, may give or receive any fee, kickback or item of value for referring business incident to a real estate settlement service, and no person may give or accept any portion, split or percentage of any charges made for rendering such settlement service, in connection with any real estate loan made by the Company.

12.      No officer, Director, employee, agent or attorney of the Company may corruptly ask for or receive anything of value from any person with the intent of influencing or being influenced in connection with any transaction or business of the Company.

13.      The Company may not grant any loan on the prior condition, agreement or understanding that a borrower contract with a specific person for title or other insurance, building materials, construction, legal, real estate agency, brokerage or property management services.

14.      Notwithstanding the provisions of subsections 10 and 11, transactions with businesses for the provision of goods and/or services to be utilized by the Company or its subsidiaries for the benefit of the Company or its subsidiearies on an arm’s length basis, shall not be prohibited solely because the business is one in which an affiliated person is a principal or employee.

C.           Conflicts of Interest Generally

The corporate opportunity and specific conflicts prohibitions noted above may not be all-inclusive of transactions that could create a real or potential conflict of interest.  In addition to these specific provisions and as noted in the introduction hereto, Directors, officers and other affiliated persons of the Company have a fundamental duty to avoid placing themselves in any position which creates, or which leads to, or could lead to, a conflict of interest or even the appearance of such a conflict between the accomplishment of the purposes of the Company and the personal financial interests of the Directors, officers or other affiliated persons.

II.	SPECIFIC POLICIES TO AVOID USURPATIONS OF OPPORTUNITIES AND CONFLICTS OF INTEREST

The Company recognizes that the potential for abuse in the areas cited in Section I varies with each Company depending upon its Board and management personnel and the activities in which it engages.  This section thus describes the Company’s specific policies to address conflicts and usurpations of corporate opportunities.  The section which follows deals with these areas again in light of the Company’s Board of Directors composition and the Company’s business plan.

A.           Identification of Affiliated Persons

Not less than annually, the President/CEO of the Company shall prepare a list of all affiliated persons of the Company.  This list shall be reviewed by the officers and Directors for its completeness.  All officers, Directors and employees of the Company are hereby instructed to report all proposed transactions with any affiliated persons as identified on such list to the President/CEO, which proposed transaction must then be specifically approved by the President/CEO as being in compliance with this policy and with all applicable Federal and State laws and regulations.

B.           Usurpations of Corporate Opportunity

The Board of Directors will periodically review the Company’s business and the investment powers afforded by applicable Federal and State law, and it will define the types of transactions which will be considered as potential opportunities for the Company.  If the Board determines that a potential opportunity exists for the Company, and that such opportunity is not precluded to the Company by applicable Federal or State law, the Company will not direct, refer or permit persons covered by this policy to take advantage of that business opportunity for their own personal profit, unless and until a disinterested and independent majority of the Company’s Board, after receiving a full and fair presentation of the matter, has rejected the opportunity as a matter of sound business judgment, taking into consideration such factors as the Company’s financial resources, the risks entailed, and the projected profitability of the opportunity.

C.           Purchases and Sales of Assets Involving Affiliated Persons

Any transactions that involve the purchase from, sale to, or joint ownership with, an affiliated person, of an interest in real or personal property and covered under Section I.B.(1) of this policy must be approved in advance by a resolution duly adopted, with full disclosure, by at least a majority (with no Director having an interest in the transaction voting) of the entire Board of Directors of the Company or the subsidiary (or alternatively by a majority of the total votes eligible to be cast by the voting members of the Company at a meeting called for such purpose, with no votes cast by proxies not solicited for such purpose).  Further, to the extent required by applicable law and regulations, such transaction must receive prior written approval of the applicable regulatory authorizes and be supported by an independent appraisal not prepared by an affiliated person or employee of the Company or any subsidiary.  Full disclosure must include the affiliated person’s source of financing for any real property involved, including whether the Company or any subsidiary thereof has a deposit relationship with the financial Company or holding company affiliated thereof which is to provide the financing.

D.           Loans Involving Affiliated Persons

Permitted loans secured by an affiliated person’s principal residence (referred to in Section I.B.2.a., above), and loans for construction, adding to, or equipping an affiliated person’s principal residence (and for such other consumer-type purposes permitted under and referred to in Section III.B.2.c., above), must be approved in advance by a resolution duly adopted after full disclosure by at least a majority (with no Director having an interest in the transaction voting) of the entire Board of Directors of the Company.  Full disclosure must include whether the loan is made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to members of the general public.  Any loan for a purpose described in this section must be at an interest rate not below the Company’s current cost of funds, including all savings accounts and borrowings.  Provided, however, that in the case of a loan secured by a savings account, the interest rate shall be at least two percent (2%) above the rate of return on the savings account.  The required resolution of the Board of Directors in the case of loans secured by a principal residence and loans for home improvement purposes must set forth the Company’s current cost of funds, including the elements of its computation, and a justification of the more favorable rate if the loan is to an affiliated person other than a salaried officer or employee of the Company or any subsidiary.

E.           Commercial Loans to Affiliated Persons

A permitted extension of commercial credit to an affiliated person must be approved in advance by a resolution duly adopted after full disclosure (with any interested Director abstaining) of the entire Board of Directors.  Full disclosure must include whether the loan is made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to members of the general public.

F.           Acceptance of Benefits

The Board of Directors will adopt and distribute to all employees, officers, Directors, agents and attorneys of the Company, a statement regarding the acceptance of meals, entertainment and other items of minimal value from customers in the course of conducting business on behalf of the Company.

G.           Loan Procurement Fees

On a continuing basis, the Company will closely scrutinize its loan files to confirm that no affiliated persons of the Company have received any loan procurement fees or fees of any sort for referring business of the Company incident to a real estate settlement service.

The diversified nature of the Company business and the diversified occupations and pursuits of its affiliated persons do not permit the establishment of policies to deal with all manner of conflicts and potential conflicts that may be objectionable.  Nevertheless, given the specific areas of Federal regulatory concern and the policies adopted by the Company to avoid conflicts in those areas, two concluding statements can be made in respect to conflicts compliance by the Company’s Board of Directors and management.  First, loans to affiliated persons, and other loans to third parties involving affiliated persons, which are for purposes different from, or are in amounts in excess of, those permitted (and referred to in this Policy), may not be authorized by Federal laws and regulations.  Furthermore, such loans are deemed by the Board to constitute impermissible conflicts of interest, and may subject both the Company and the affiliated persons involved to severe regulatory sanctions.  Second, the receipt of procurement fees by affiliated persons, the tying of loans to the use of other services which may be provided by affiliated persons, and the unauthorized acquisition by, or sale to, an affiliated person of the Company property or assets, may also subject the Company to similar sanctions.

III.	CONFLICTS AND CORPORATE OPPORTUNITY CONSIDERATIONS ARISING OUT OF BOARD COMPOSITION

The Board of Directors is to be comprised of individuals with varied business and professional experiences who are sufficiently knowledgeable about the business, real estate, financial and legal operations of a financial institution that they can provide proper guidance and management to it.  The nature of the financial institution business and the requirements for knowledgeable and experienced professionals necessarily means that Directors will have other professional pursuits which may overlap with those of the Company.  Sufficient care must be exercised to insure against possible conflicts and usurpations of corporate opportunity by persons with such overlapping professional interests.

The Board of Directors of the Company does contain individuals with business interests that have the potential for conflicts, and this will be the subject of care to prevent such conflicts and usurpations of corporate authority.  The following discussions of potential business dealings of Directors is intended to serve as a warning of the possible conflicts and to help the Directors recognize and understand the potential problems.

In view of the potential various business dealings of Directors of the Company, potential conflicts or usurpations of corporate opportunity are possibilities that could arise in a number of ways, including, for example:

A.           A Director who is a real estate investor or an affiliated person that is a real estate holding company seeks to acquire a tract of land or other real property for investment, development or resale, and the property is one in which the Company has lawful authority to acquire and/or develop.

B.           An affiliated person that is a real estate development company or a general contracting firm seeks to obtain acquisition, development or construction financing from the Company.

C.           A third-party purchaser seeks to obtain a loan from the Company secured by real estate acquired from an officer or Director or from an affiliated person that is a real estate holding company or real estate development firm as to which real estate the officer or Director or affiliated person holds a security interest.

D.           An officer or Director or affiliated person that is a real estate holding company or a real estate development firm that seeks to sell to, or acquire from, the Company an interest in real estate owned by the officer, Director or affiliated person without first obtaining any requisite regulatory approval.

E.           A Director or an affiliated person that is an insurance company seeks to attract policyholders having a relationship with the Company, and that insurance business is one in which the Company has lawful authority to engage through a service corporation.

F.           An affiliated person that is an equipment leasing firm seeks to acquire and lease equipment within the Company’s market area, and the leasing of equipment is a lawful activity for the Company directly or through a service corporation.

G.           An affiliated person that is an attorney, his law firm, a CPA, or his accounting firm, provides services to the Company or to customers of the Company and charges exorbitant fees or customers of the Company are required to use certain legal, accounting, or other professional or business services as a condition for the receipt of loans.

H.           An affiliated person that is a data processing firm seeks to provide data processing and other computerized services to the Company’s customers, and providing data processing services is an activity in which the Company has lawful authority to engage through a service corporation.

Listing types of situations that could arise as a result of the Company’s diverse Board of Directors composition is not intended as an indictment of any individual Director, nor is it intended to be all-inclusive of the kinds of transactions that could create real or potential conflicts or corporate opportunity considerations.  Rather, it is intended as a reference to the specific regulated areas of conflicts concerned and the plans the Company will utilize to avoid such conflicts.

The Company commits that it will make loans to Directors or senior officers only at the same rates and terms as are available to the general public.  In addition, any fees paid to affiliated attorneys for professional services will be approved by disinterested members of the Company’s Board in advance of incurring the services, and borrowers and other customers will be advised of their freedom to choose attorneys and other persons with whom they deal in connection with the Company loans.  All such fees will be verified by the Company to insure that they are normal fees charged in such transactions.

The Company’s officers and Directors will be accountable to the Company’s shareholders.  Full and complete disclosure of all remuneration and benefits to officers and Directors will be required and will be provided.

IV.	NOTICE AND SANCTIONS

A.           Notice

Directors, officers, and employees of the Company shall hereby be put on notice that violations of applicable Federal and State regulations concerning conflicts of interest and usurpations of corporate opportunity jeopardize the good standing and financial health of the Company and that such violations will be regarded by the Board with utmost concern.  Directors who are found to have violated these regulations shall be required (1) to return to the Company any benefits received and/or (2) to resign from the Board.  Officers who are found to have violated these regulations (1) may be required to return to the Company any benefits received and (2) shall be subject to dismissal.  A copy of this policy shall be given to all Directors, officers and employees at the time of his or her initial appointment to the position.

B.           Disclosure of Conflicts

Directors, officers and employees shall be encouraged to bring any known or potential conflicts or usurpations to the attention of the Board of Directors, or, if appropriate, to the Chair of the Audit Committee.

C.           Matters Not Covered by this Policy

The Board recognizes that it is impossible to define every practice that could constitute an objectionable conflict.  The omission of any specific policy of limitation or prohibition noted above, however, shall not be regarded as approval of practices or conditions not specifically covered, and the Board of Directors will take appropriate action to prevent and eliminate conflicts when circumstances so warrant.

D.           Copies of Policy

This policy shall be reproduced in writing and given to each prospective Director prior to his/her nomination and to every officer upon his/her employment.

V.	POLICY REVISION

This policy shall be reviewed by the Board at least annually and revised if appropriate.

VI.	FINANCIAL AND OTHER REPORTING

A.           The Company shall provide full, fair, accurate, timely and understandable disclosure of any and all information required to be disclosed in all periodic reports required to be filed with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, and the regulations adopted thereunder by the SEC.

B.           Such disclosure shall included any and all information and financial data required to be disclosed by applicable rules and regulations as well as any additional information necessary to make the information disclosed not misleading.

C.           The Company shall, in press releases, reports to shareholders, annual and quarterly reports and proxy materials, provide to its shareholders and the public, in a timely manner, any and all material financial and other information concerning the Company, so that its shareholders and the public are fully informed as to its financial condition, operating results and prospects.  Press releases and public announcements shall be made as needed in order to insure full, fair, accurate, and timely disclosure of all material information concerning the Company.

VII.	COMPLIANCE WITH APPLICABLE GOVERNMENTAL RULES AND REGULATIONS

It is the policy of the Company to comply with the letter and spirit of any and all government laws, rules and regulations affecting or regulating its business and operations and the public disclosure of all required information, without exception.

VIII.	PUBLIC DISCLOSURE OF CODE OF CONDUCT

The Company shall, in its public filings, as required by the Securities Exchange Act of 1934, as amended, disclose the adoption of this Code of Conduct and the fact that it applies to the Company’s Senior Financial Officer, Chief Executive Officer and to all Directors and other officers of the Company. The Company shall report on Form 8-K any change in or waiver of any provisions of the Code of Conduct for the benefit of any officer or Director of the Company.

IX.	ENFORCEMENT

All officers of the Company and all Directors shall immediately disclose to the full Board, including the Chair of the Audit Committee, any transaction, relationships or conduct on their part or on the part of any other officer or Director, which would result in a violation of this Code of Conduct.  Any such violations shall be dealt with by the Board, including, with the advice of the Company’s counsel, seeking restitution of any benefits received, removal and termination and such other remedies as shall be appropriate.